March 23, 2018, 2018 – 9:30AM EST

Air Industries Group (the "Company" or "Air Industries") Announces:

Hauppauge, NY -- (Globe Newswire – March 23, 2018 – Air Industries Group (NYSE MKT: AIRI)):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced today that it has entered into a definitive agreement to sell its Welding Metallurgy, Inc. (“WMI”) subsidiary for $9.0 million in cash to CPI Aerostructures Inc. (NYSE American: CVU), subject to a customary adjustment based on the net working capital of WMI at the closing of the acquisition. The agreement also calls for up to an aggregate of $1.0 million in cash to be paid to Air Industries if WMI enters into certain long-term supply agreements during 2018.

Separately, Air Industries will be hosting a conference call on its financial results and the details will be announced next week.

Mr. Lou Melluzzo, Chief Executive Officer of Air Industries commented: “Since becoming CEO of the Company in October of 2017, I have been reviewing the strategic direction of Air Industries. In consultation with the Board, we concluded that it would be best to focus the management and the resources of Air Industries on our complex machined products for aircraft landing gear and jet turbine applications. Based upon this conclusion, we determined that the divestiture of WMI, which we see as accretive, is in the best interest of shareholders.

We anticipate that our focus on our core accretive businesses is in the best interest of the shareholders and in line with our stated strategy to streamline the business with a focus on profitability.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com